Exhibit 99.2

[SureBeam Corporation Letterhead]

December 1, 2002

The Titan Corporation

3033 Science Park Road

San Diego, California 92121-1199

Re:                               Consent to Equity Transaction

To Whom It May Concern:

As we discussed, SureBeam Corporation (the “Company”) intends to enter into a definitive purchase agreement with respect to the private placement sale by the Company of approximately 5,276,316 shares of Class A Common Stock of the Company, at $4.75 per share, to seven institutional investors.  As part of the transaction, the Company will also issue warrants to the same investors to purchase an aggregate of 1,319,078 additional shares of the Company’s Class A Common Stock, at an exercise price of $6.00 per share, for a period of five years (the sale of Class A Common Stock and the issuance of the warrants to purchase Class A Common Stock are collectively referred to as the “Transaction.”).

The Transaction will not, in any way, affect Titan’s rights under the Senior Secured Credit Agreement between Titan and the Company dated August 2, 2002, including but not limited to, Titan’s first priority security interest in the assets of the Company.  Except as otherwise provided in this consent, Titan’s consent to the Transaction does not waive any right or amend any term in other agreements between Titan and the Company, including but not limited to, the Tax Sharing and Disaffiliation Agreement (the “Tax Agreement”).

Following the closing of the Transaction, Titan retains the right to require the Company to provide to it a tax opinion or legal opinion from a firm with a national reputation acceptable to Titan, to the effect that the Transaction should not result in the imposition of any Restructuring Taxes (as such term is defined in the Tax Agreement).

Respectfully,

/S/ David Rane
David Rane
Senior Vice President and Chief Financial Officer
SureBeam Corporation

Consent granted as of December 1, 2002 by The Titan Corporation.

The Titan Corporation

By:	/S/ Mark W. Sopp
Mark W. Sopp,
Senior Vice President and Chief Financial Officer